UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2012

Virtus Investment Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Pearl St., 9th Floor, Hartford, CT		06103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement.

On September 10, 2012, Virtus Investment Partners, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) with The Bank of New York Mellon, as administrative agent, issuing bank and lead arranger (the “Agent”), PNC Bank, National Association, Royal Bank of Canada, and Citibank, N.A., as lenders (together with the Agent, the “Lenders”). The Amended and Restated Credit Agreement amends and restates a credit agreement, originally dated as of September 1, 2009, as subsequently amended, among the Company, the Agent, Bank of New York Mellon and PNC Bank, National Association. The Amended and Restated Credit Agreement provides for a senior secured revolving credit facility for the Company with a five-year term, maturing on September 10, 2017. The outstanding principal balances of loans under the facility may not exceed $75.0 million but may, if syndicated among existing or new Lenders, increase to $125.0 million. The Amended and Restated Credit Agreement also provides for a $7.5 million sub-limit for the issuance of standby letters of credit and a $5 million swingline facility. The loan proceeds may be used for working capital and general corporate purposes, including investments and acquisitions.

Amounts outstanding under the Amended and Restated Credit Agreement bear interest, at the option of the Company, at an annual rate equal to either LIBOR (adjusted for reserves) for interest periods of 1, 2, 3 or 6 months or an alternate base rate, in either case plus an applicable margin. The applicable margins range from 1.750% to 2.500% in the case of LIBOR-based loans, and 0.750% to 1.500% in the case of alternate base rate loans, based on a leverage ratio calculation equal to the ratio of the Company’s debt to adjusted EBITDA (as defined in the Amended and Restated Credit Agreement), representing a 50 basis point reduction in the applicable margin at the Company’s current leverage ratio. Interest is payable quarterly in arrears with respect to alternate base rate loans, on the last day of each interest period with respect to LIBOR loans, and on the first day of each month with respect to swingline loans. At any time, upon timely notice, the Company may terminate the Amended and Restated Credit Agreement in full, reduce the commitment under the facility in minimum specified increments or prepay loans in whole or in part, in each case without premium or penalty, subject to the payment of breakage fees with respect to LIBOR-based loans.

Under the terms of the Amended and Restated Credit Agreement, the Company also is required to pay certain fees to the Lenders, including, among others, (a) a one-time initial commitment fee based on the amount of each Lender’s initial commitment, ranging from 0.200% to 0.300%, and (b) a quarterly fee based on the average unused amount of the facility (without giving effect to swingline loans) based on the leverage ratio of the Company, ranging from 0.350% to 0.500%.

In connection with the Amended and Restated Credit Agreement, the Company and certain of its wholly-owned subsidiaries (the “Guarantors”) also entered into a Guarantee Reaffirmation and an Amendment No. 1 to Security Agreement with the Agent, each dated as of September 10, 2012, reaffirming the guaranty by the Guarantors of the obligations under the Amended and Restated Credit Agreement and securing the repayment of the obligations of the Company and the Guarantors under the Amended and Restated Credit Agreement. Pursuant to those agreements, the obligations under the Amended and Restated Credit Agreement are secured by a first priority security interest in collateral consisting of substantially all of the current and future assets of the Company and the Guarantors subject to certain exceptions.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that affect the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, merge, dispose of assets, and make distributions, dividends, investments or capital expenditures, among other things. In addition, the Amended and Restated Credit Agreement contains certain financial covenants, including a maximum leverage ratio of 2.75 : 1 and a minimum interest coverage ratio of 4.00 : 1, both of which are measured for the preceding four fiscal quarters.

The Amended and Restated Credit Agreement, Guarantee Reaffirmation, and Amendment No. 1 to Security Agreement will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2012.

Amendment No. 4 to Credit Agreement.

On September 5, 2012, Virtus Investment Partners, Inc. (the “Company”) entered into Amendment No. 4 (the “Amendment”) to its Credit Agreement, dated as of September 1, 2009, with The Bank of New York Mellon, as administrative agent, issuing bank and lead arranger, and PNC Bank, National Association, as lender. Pursuant to the terms of the Amendment, the Company was authorized to make additional investments of seed capital in an aggregate amount not to exceed $35 million in newly created registered investment companies for which the Company or its subsidiary guarantors are the registered investment advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: September 10, 2012	By:	/s/ Mark S. Flynn
		Name:	Mark S. Flynn
		Title:	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer